*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Exhibit 10.34

EXECUTION VERSION

amended and restated data center LEASE

bETWEEN

***

AS LANDLORD,

and

TRINITY MINING GROUP, INC.

AS TENANT

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Amended and restated data center LEASE

This Amended and Restated Data Center Lease (this “Lease”) is made and entered into this 6th day of December, 2023 (the “Lease Date”) by and between *** (“Landlord”), and TRINITY MINING GROUP, INC., a Delaware corporation (“Tenant”) or its successors or assigns, replacing that certain Data Center Lease, dated September 2023 (the “Original Lease”), which, by execution hereof, becomes null and void.

1.
Basic Lease Information. The key business terms used in this Lease are defined as follows:
A.
“Land”: Those certain tracts or parcels of land containing a total of approximately 50 acres located in ***, Texas, and more particularly described on Exhibit A attached hereto and made a part hereof, as such Land may be amended by the addition of approximately 20 acres of land, more or less (the “Additional Acreage”), adjacent to the Land at the same rate schedule, the approximate location of which is depicted in Exhibit A-1 and the actual acreage and location of which is subject to a final survey to be obtained by Tenant at its sole cost and expense as set forth herein. The Parties acknowledge that not all of the Additional Acreage is currently owned by Landlord but that Landlord intends to obtain fee ownership over all of the Additional Acreage and, upon obtaining said fee ownership, subject the Additional Acreage to the terms of this Lease.
B.
“Premises”: The (i) Land, (ii) the Data Center (as defined below) and any other buildings, appurtenant structures and other improvements of any kind constructed on the Land pursuant to this Lease, including outbuildings, loading areas, canopies, walls, waterlines, sewer, electrical and gas distribution facilities, parking facilities, walkways, streets, curbs, roads, rights of way, fences, hedges, exterior plantings, poles, and signs, and (iii) the easements, rights and appurtenances thereunto belonging or appertaining.
C.
“Data Center”: The building(s), related equipment, facilities and other improvements to be constructed on the Land by Tenant for the Permitted Use (as defined below), including the electrical line extensions, substations, breaker stations and other electrical infrastructure required for the operation therewith, all as generally described on the preliminary plans and specifications attached hereto as Schedule B-1 to the Work Letter. The amount of electrical capacity which the facilities will produce is 300 megawatts. Which will be generated from two (2) separate points of interconnect; one substation for 100 megawatts and the second substation for 300 megawatts.
D.
“Work Letter”: The construction addendum attached hereto as Exhibit B and made a part hereof regarding the preparation and approval of plans and specifications, obtaining permits and approvals and the construction and installation of the Data Center by Landlord, of which approval must be not unreasonably withheld.
E.
“Commencement Date”: The Lease Date.
F.
“Expiration Date”: The earlier of (1) the last day of the 120th full calendar month after the Commencement Date, or (2) the termination of this Lease pursuant to the terms hereof, including, without limitation, the terms of the Work Letter.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

G.
“Lease Year”: The 12-month period commencing on the Commencement Date, and each 12-month period thereafter during the Term; provided, however, that: if the Commencement Date is a day other than the first day of a calendar month, the first Lease Year will include the period from and including the Commencement Date to and including the last day of the calendar month in which the Commencement Date occurs (the “Fractional Month”) and will extend through the end of the 12th full calendar month following the Commencement Date. The term “Lease Year” will also include partial years of less than 12 months at the end of the Term, as applicable.
H.
“Permitted Use”: Construction, installation and operation of the Data Center for the mining of digital assets and related ancillary uses, including, without limitation, providing Internet connectivity, co-location, battery storage facilities, datacenter and data storage services to third parties, and related office uses, all in accordance with the provisions of this Lease, all applicable Governmental Requirements (as defined below) and all Restrictions (as defined below) affecting the operation and use of the Data Center and the Premises. Tenant is prohibited from installing any wind generators or solar panels on the Premises, without the express written consent of Landlord. Any battery storage facilities shall be utilized for the Premises only and for no other purpose.
I.
“Governmental Requirements”: All present and future laws, regulations, orders, permits, ordinances, rules and other requirements of federal, state, municipal and local governments and governmental authorities.
J.
“Restrictions”: All applicable matters of record affecting and restricting the Project, including any covenants, conditions, declarations, restrictions, and easements applicable to the Project that are recorded in the real property records of the county in which the Project is located at any time and from time to time and as amended and modified at any time and from time to time.
K.
“Impositions”: All real estate taxes, assessments, water and sewer rates, utility charges, rents and charges, use and occupancy taxes, license and permit fees, payments in lieu of taxes, and other governmental levies and charges, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind and nature which are assessed, levied, confirmed, imposed or become a lien upon any part of the Land, the Data Center or other portion of the Premises, or are payable out of the rent or income received by or for the account of Tenant for any use or occupancy of any part of the Land, the Data Center or the Premises by another party, including, without limitation, any rollback, greenbelt or similar deferred taxes which are assessed after the Commencement Date, but relate to time periods prior to the Commencement Date by reason of a change in zoning, use or ownership of the Premises; (iii) any assessments for special improvements to the Land, including but not limited to the widening of exterior roads, the installation of or hook up to sewer lines, sanitary and storm drainage systems and other utility lines and installations, whether assessed prior to or after the Commencement Date; or (iv); or any fees or other sums paid to a governmental authority in consideration of obtaining any utility service to the Premises and/or the Land, including, but not limited to, impact fees. Notwithstanding the foregoing, “Impositions” shall not include income, intangible, franchise, capital stock, estate or inheritance taxes.
L.
“Improvements”: All improvements constructed or installed from time to time on or within the Premises, including, without limitation, the Data Center and any Alterations.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

M.
“Hazardous Substances”: Any hazardous or toxic substance, material, chemical, pollutant, contaminant or waste, as those terms are defined by any applicable Environmental Law, and any solid wastes, polychlorinated biphenyls, urea formaldehyde, asbestos, radioactive materials, radon, explosives, petroleum products and oil.
N.
“Environmental Laws”: All federal, state, and local laws, regulations, orders, permits, ordinances or other requirements, which exist now or as may exist after the Lease Date, concerning protection of human health, safety and the environment, all as may be amended from time to time, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq. ("CERCLA") and the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. ("RCRA").
O.
“Contamination”: The presence of, or release of, Hazardous Substances into any environmental media from, upon, within, below, into or on any portion of the Premises so as to require remediation, cleanup or investigation under any Environmental Law.
P.
“Tenant’s Affiliates”: The subsidiaries and affiliates of Tenant and all agents, contractors, employees, vendors, customers, licensees or invitees of Tenant and such subsidiaries and affiliates.
Q.
“Institutional Lender” shall mean a savings and loan association, a savings bank, a commercial bank or trust company, whether acting for itself or in a representative capacity for an institution encompassed within this definition, an insurance company, whether acting for itself or in a representative capacity for an institution encompassed within this definition, a real estate investment trust sponsored by an entity which qualifies as an Institutional Lender, an educational, religious or charitable institution, an endowment fund, a state, municipal or private employees’ welfare, pension or retirement fund or system, or an investment banking firm or other financial institution.
R.
“Business Day(s)”: Monday through Friday of each week, exclusive of all holidays observed by financial institutions in the State of Texas (“Holidays”).
S.
“Notice Addresses”:

Landlord: ***

With a copy to:

Law Office of Chad Smith, P.C.

8008 Slide Road, Suite 33

Lubbock, Texas 79424

Rent (defined in Section 4.B) shall be payable to the order of Landlord at the following address (which payment address may be changed by not less than 10 days’ prior notice from Landlord to Tenant regarding same):

________________

________________

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

________________

Tenant: Trinity Mining Group, Inc.

105 Nursery Lane, Suite 110

Fort Worth, Texas 76107

Attn: ***

2.
Lease of Premises. In consideration of the Rent and the mutual covenants contained herein, Landlord leases to Tenant, and Tenant leases and accepts from Landlord, the Premises upon all the terms and provisions of this Lease.
3.
Additional Acreage. The Additional Acreage shall be included in the Land; however, the inclusion of the Additional Acreage in the Land shall be subject to Tenant’s sole, reasonable determination that the Additional Acreage is located in an area and is of suitable composition for Tenant’s needs pursuant to the Permitted Use hereunder. Tenant shall obtain a survey (the “Survey”) prepared by a Texas licensed surveyor of the Additional Acreage at Tenant’s sole cost and expense and the Survey shall provide the final legal description, metes and bounds, and depiction of the Additional Acreage. Upon obtaining the final Survey, Tenant shall provide Landlord with a copy thereof and Tenant and Landlord shall (i) enter into an amendment of this Lease to replace Exhibit A-1 with the legal description provided in the Survey and (ii) enter into and file of record in the Real Property Records of ***, Texas, an amended Memorandum of Lease replacing the legal description of the Additional Acreage therein with the legal description set forth in the Survey. Upon such amendment to the Lease, Base Rent shall be adjusted to reflect the correct acreage and, notwithstanding anything to the contrary contained in the Lease, any excess Base Rent paid by Tenant shall be repaid to Tenant in the form of a credit against future payments of Base Rent. Memorandum of Lease. Upon the execution of this Lease, the Parties hereto shall also execute the Memorandum of Lease (“Memorandum of Lease”), attached hereto as Exhibit C. Tenant shall cause the Memorandum of Lease to be filed in the Real Property Records of ***, Texas.
4.
Term.
A.
Initial Term. The lease of the Premises by Landlord to Tenant will be for an initial term commencing on the Commencement Date and ending on the Expiration Date (the “Initial Term”). The Initial Term, together with all renewals and extensions thereof, if any, is sometimes referred to in this Lease as the "Term".
B.
Extension Terms. Tenant shall have four (4) consecutive options to extend the Term (each such option being herein sometimes referred to as an “Extension Option”) for a period of ten (10) Lease Years (each an “Extension Term”). Each Extension Option shall be exercisable by Tenant’s delivery of written notice to Landlord (“Tenant’s Extension Notice”) not less than one (1) calendar year prior to the scheduled Expiration Date of the then current Term. It shall be a condition of the effectiveness of Tenant’s exercise of each Extension Option that no Event of Default by Tenant shall have occurred and be continuing at the time of exercise of the option or on the date the applicable Extension Term commences. If Tenant duly exercises an Extension

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Option in accordance with this Lease, the Term of this Lease shall be automatically extended for the applicable Extension Term, upon all of the terms, conditions and covenants set forth herein without the requirement of any further instrument to evidence such extension, and the Base Rent payable by Tenant during the applicable Extension Term shall be as set forth in Section 5.A below; provided, however, that promptly following request by either Landlord or Tenant, the parties shall enter into an amendment of this Lease documenting the exercise of the applicable Extension Option and corresponding extension of the Expiration Date. All terms and conditions set forth in this Lease, including Tenant’s obligation to pay Rent (as hereafter defined and subject to the terms hereof), shall continue in full force and effect during the Extension Term. In the event Tenant fails to timely exercise an applicable Extension Option in accordance with the terms of this Lease, Tenant’s rights to extend the Term pursuant to this Section 3.B shall automatically be null and void and of no further force or effect.
5.
Rent.
A.
Base Rent. As consideration for this Lease, on or before the Commencement Date and, as applicable, on or before the first day of each Extension Term, Tenant shall pay Landlord, in advance and without any demand, setoff or deduction, the following total amounts of Base Rent payable for the Initial Term and, as applicable, each Extension Term:

(i) Initial Term: Base Rent for the Initial Term shall be $2,100,000.00, which is the amount equal to the product of (a) the total acreage of the Land (70 acres, more or less), multiplied by (b) $3,000.00 per acre per year~~.~~, multiplied by (c) 10 years, to be paid in the following installments:

Year 1 – $150,000, which has previously been provided to and accepted by Landlord

Year 2 - $210,000

Year 3 to 10 - $1,740,000

(ii) Initial Extension Terms: Base Rent for each Extension Term shall be the product of the then current total Base Rent multiplied by 1.20. By way of example only, the Base Rent for the first Extension Term shall be $2,520,000, which is the product of $2,100,000 multiplied by 1.2. Each subsequent Extension Term shall be a 20% increase. For example, the second extension would be $2,520,000 multiplied by 1.20 or $3,024,000.

The Parties acknowledge that the Base Rent for Year 1 of the Initial Term has already been delivered to Landlord and Landlord has accepted said payment in full satisfaction thereof. Notwithstanding the foregoing, $60,000.00 shall be paid to Landlord upon execution of this Lease for the Additional Acreage for Year 1. The Base Rent for Year 2 shall be paid on or before the second anniversary of the Lease Date. The entirety of the Base Rent for the third through tenth year of the Initial Term shall be paid in a one-time lump sum on or before the third anniversary of the Lease Date in satisfaction for the remaining term of the Initial Term. No further Base Rent shall be due or payable during the Initial Term. Base Rent shall be paid to Landlord, at Landlord’s option, either by cashier’s check sent to the payment address for Landlord set forth in Section 1.S or in immediately available federal funds (i.e., lawful money of the United States of America) sent

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

via such wiring instructions as Landlord may from time to time designate by notice to Tenant. Base Rent for partial calendar months shall be apportioned to reflect the number of days of the Term in such calendar month. Tenant's obligation with respect to reimbursement of Impositions and such other Additional Rent appropriately requiring adjustment shall also be prorated for any Fractional Month.

B.
Payment/Contest of Impositions. Tenant shall pay all Impositions that are payable with respect to the Premises as and when such Impositions become due and payable. Landlord shall forward to Tenant a copy of all notices, invoices and statements relating to any Impositions. Upon ten (10) days’ prior written notice to Tenant, Landlord or its ground lessor may contest by appropriate legal proceedings the amount, validity, or application of any Impositions or liens thereof. Upon ten (10) days’ prior written notice to Landlord and Landlord’s ground lessor, Tenant may contest by appropriate legal proceedings the amount, validity or application of any Impositions, or may require Landlord or its ground lessor to contest such Impositions, at Tenant’s sole cost and expense (including, without limitation, Landlord’s and/or its ground lessor’s reasonable attorneys’ fees and reasonable fees payable to tax consultants and attorneys for consultation and contesting taxes). If Tenant contests any Impositions, Landlord shall reasonably cooperate in the institution and prosecution of any such proceedings of contesting Impositions and will execute any documents reasonably required therefor. Tenant will be responsible for any and all costs and expenses arising from any contest of Impositions performed by Tenant or by Landlord or its ground lessor at Tenant’s request (and without limiting the foregoing, Tenant shall be solely responsible for any increase in Impositions resulting from any such contest). All reductions, refunds, or rebates of Impositions paid or payable by Tenant shall belong to Tenant (less costs or expenses incurred by Landlord and/or its ground lessor) whether as a consequence of a Tenant proceeding or otherwise.
C.
Prorations of Impositions. Any Imposition relating to a fiscal period of the taxing authority, a part of which period is included within the Term and a part of which is included in a period of time before the Commencement Date, or after the Expiration Date of this Lease, other than a termination of this Lease following an Event of Default by Tenant, shall (whether or not such Imposition shall be assessed, levied, confirmed, imposed or become a lien upon any part of the Premises, or shall become payable, during the Term) be adjusted between Landlord and Tenant as of the Commencement Date, or the Expiration Date of this Lease, as the case may be, so that Landlord shall be solely responsible for that portion of such Imposition which that part of such fiscal period included in the period of time before the Commencement Date, or after the Expiration Date, respectively, bears to such fiscal period and Tenant shall be responsible for reimbursement of the remainder thereof.
D.
Net Lease. This Lease shall be deemed and construed to be a "net lease" and: (i) except as may be otherwise expressly provided in this Lease, Tenant shall pay to Landlord, absolutely net throughout the Term, the Base Rent and, Additional Rent, free of any charges, assessments, Impositions or deductions of any kind and without abatement, deduction or set-off; and (ii) under no circumstances or conditions shall Landlord be required to furnish any utilities, services or facilities, or to make any repairs or any alterations in or to any of the Premises and the Improvements, nor shall Landlord have any liability for any interruption or cessation of such utilities or services. Except as may be otherwise expressly provided in this Lease Tenant hereby

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

assumes the full and sole responsibility for the operation, repair, maintenance and management of the Premises or the Improvements.
6.
Tenant’s Use of Premises.
A.
Permitted Use. The Premises shall be used for the Permitted Use and for no other use whatsoever. Tenant shall not use or permit the use of the Premises for any purpose which is, creates obnoxious odors (including tobacco smoke), or is dangerous to persons or property. Without affecting any limitations on Tenant’s rights or any of Tenant’s obligations under this Lease, Landlord acknowledges and agrees that, subject to Governmental Requirements and the terms of this Lease, Tenant shall have the right to operate its business in the Premises for the Permitted Use 24 hours a day, 365 days a year.
B.
Compliance with Governmental Requirements and Restrictions. Tenant shall throughout the Term comply, and cause the Data Center, the Premises and Tenant’s business operations therein and thereon to comply, with all Governmental Requirements and all applicable Restrictions, the intention of the parties being that Tenant shall discharge and perform all the obligations of Landlord with respect to the Premises, so that at all times, except as may be otherwise specifically provided in this Lease, the rental of the Premises shall be net to Landlord without deductions or expenses on account of any Governmental Requirement or Restriction. Nothing herein shall permit Tenant to use any portion of the Premises in violation of any Governmental Requirements or Restrictions. Tenant expressly acknowledges and agrees that: (i) Landlord makes no representation or warranty that Tenant’s use of the Premises for the Permitted Use is permitted by Governmental Requirements or the Restrictions; and (ii) Tenant shall be solely responsible at Tenant’s cost for obtaining any all permits, licenses and approvals required under applicable Governmental Requirements for Tenant’s operations within the Premises for the Permitted Use.
C.
No Liens. Tenant will not permit liens of any nature to attach or exist against the Land (to the extent such liens arise by, through or under Tenant).
D.
Compliance with Rules and Regulations. Tenant shall comply with such commercially reasonable rules and regulations as Landlord may from time to time establish regarding the use and operation of the Data Center and the Premises. Landlord shall give Tenant reasonable prior written notice of all rules and regulations and changes thereto, and in the event of any conflict between such rules and regulations and the express terms of this Lease, this Lease shall control.
7.
Assignment and Subletting.

(A) Tenant shall not sublet the Premises or any part thereof or assign this Lease or any interest therein without the prior written consent of Landlord. Any such sublease or assignment attempted without Landlord's written consent shall be void and of no force and effect, at the option of Landlord.

(B) Notwithstanding anything herein to the contrary, Landlord shall have the right to sell, assign or transfer the Lease, together with Landlord’s rights hereunder at any time to any

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

person or entity to whom Landlord contemporaneously transfers all of its right, title and interest in and to the Land, and who assumes all of Landlord’s rights and obligations hereunder, so long as Landlord provides notice of such sale, assignment or transfer to Tenant within five (5) days of the effectiveness of such sale, assignment or transfer. In the event Landlord sells, assigns or transfers all or a portion of the Land, the grantee shall take the Land subject to this Lease.

(C) Notwithstanding the foregoing, Tenant shall have the right, without consent of Landlord, to assign a security interest in this Lease to a financing party of Tenant in connection with the financing of the construction, maintenance, repair and/or use of Premises and/or the Data Center. Additionally, the Parties acknowledge that any hosting agreements or third-party licensing agreements whereby Tenant agrees to keep in the Data Center and run as a host third-parties’ servers or hashing equipment in connection with Bitcoin or cryptocurrency mining, hashing, staking, or other methods of utilizing blockchain technology, shall not constitute an assignment or sublet of this Lease and shall not cause Tenant to be in default under this Lease. Subject to the foregoing, Tenant may not assign this Lease without Landlord’s consent.

8.
Insurance.

A. Tenant’s Insurance. From and after the Commencement Date, Tenant shall maintain the following insurance (“Tenant’s Insurance”), at its sole cost and expense: (1) commercial general liability insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a per occurrence limit of no less than $1,000,000 and a $2,000,000 general aggregate limit; (2) causes of loss-special form (formerly “all risk”) property insurance, covering the Data Center and all other improvements and Alterations constructed and installed on the Land from time to time during the Term, and all of Tenant’s trade fixtures, equipment, furniture and other personal property located on or within the Premises (“Tenant’s Personal Property”) from time to time during the Term, in the amount of the full replacement cost thereof (“Tenant’s Property Insurance”); (3) business automobile liability insurance to cover all owned, hired and non-owned automobiles owned or operated by Tenant providing a minimum combined single limit of $1,000,000; ~~(~~4) workers’ compensation insurance as required by the State of Texas, (5) employer’s liability insurance in an amount of at least $1,000,000 per occurrence~~;~~ and (6) umbrella liability insurance that follows form in excess of the limits specified in (1), (3) and (5) above, of no less than $1,000,000 in the aggregate. Tenant’s liability insurance must provide contractual liability coverage covering Tenant’s liability under this Lease. All commercial general liability, business automobile liability and umbrella liability insurance policies shall name Landlord (or any successor), Landlord’s Mortgagee (if any), and other designees reasonably required by Landlord as the interest of such designees shall appear, as “additional insureds” and shall be primary with Landlord’s policy being secondary and noncontributory. Tenant’s Property Insurance shall name Landlord (or any successor) and Landlord’s Mortgagee (if any) as additional named insureds and loss payee under such policy or policies.

B. Tenant’s Insurance prior to the Commencement Date and upon renewal of such insurance coverage. No deductible or self-insured retention for Tenant’s Insurance shall exceed $25,000 without prior written approval of the Landlord, which approval may be withheld in Landlord’s sole discretion. All deductibles and/or retentions shall be paid by, assumed by, for the account of, and at the Tenant’s sole risk, and Tenant shall not be reimbursed for same. If Tenant

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

fails to maintain the insurance coverage required by this Section 9, Landlord may, upon 7 days advance written notice to Tenant (unless such coverage will lapse, in which event no such notice will be necessary), procure such policies of insurance and Tenant will promptly pay Landlord 105% of the cost of such policies. Landlord reserves the right to require Tenant to procure insurance in amounts and against such other risks as may be customarily insured from time to time during the Term by prudent owners or mortgagees of similar properties.

10. Indemnification and Waiver.

A.
Indemnification. Tenant shall indemnify, defend and hold the Landlord Parties harmless against all Losses arising out of, relating to or resulting from: (i) any matter pertaining to any of the Premises, the Data Center or any other Improvements or the use, non-use, occupancy, condition, design, construction, maintenance, repair or rebuilding of any of the Premises, the Data Center or any other Improvements, except to the extent caused by the gross negligence or willful misconduct of the Landlord Indemnified Parties; (ii) any injury to or death of any person or any loss of or damage to any property in any manner arising from the Premises, the Data Center or any other Improvements, or connected therewith or occurring thereon or thereat, except to the extent caused by the gross negligence or willful misconduct of the Landlord Parties; (iii) the negligence or willful misconduct of Tenant or Tenant’s Affiliates, or (iv) any violation by Tenant or Tenant’s Affiliates of any provision of this Lease. The obligations of Tenant under this Section 10 shall survive the Expiration Date. For purposes of this Section and the Lease: (i) the term “Losses” shall mean, collectively, all fines, penalties, losses, liabilities, settlements, judgments, fees, expenses, costs (including sampling, monitoring and remediation costs, consultants’ and engineering fees and disbursements, Legal Costs (as hereafter defined) and interest) and damages (including damages on account of personal injury or death, property damage or damage to natural resources); and (ii) the terms “Landlord Party” and “Landlord Parties” shall mean, individually or collectively as the context requires, any or all of Landlord and Landlord’s members, agents, partners (general and limited), shareholders, officers, directors, beneficiaries, employees, affiliates, agents, representatives, contractors, servants, employees, licensees and invitees, as well as the holder of any Mortgage or of any underlying lease then encumbering the Premises.

B. Waiver. Landlord will not be liable to Tenant or Tenant’s Affiliates for: (i) any damage to, or loss or theft of, any of Tenant’s Personal Property for any reason; or (ii) for any bodily or personal injury, illness or death of any person in, on or about the Premises arising at any time and from any cause whatsoever, except to the extent caused by the gross negligence or willful misconduct of Landlord. To the fullest extent permitted by law, Tenant waives (and will cause Tenant’s Affiliates to waive) all claims against Landlord arising from any liability described in this Section 10.B.

11. Mutual Waiver of Subrogation. Notwithstanding anything in this Lease to the contrary, Tenant waives, and shall cause Tenant’s Affiliates, Tenant’s insurance carrier(s) and any other party claiming through or under such carrier(s), by way of subrogation or otherwise, to waive any and all rights of recovery, claim, action or causes of action against Landlord or any Landlord Party for any loss or damage to the Premises (including, without limitation, the Data Center and any other Improvements), Tenant’s business, any loss of use of the Premises, and any loss, theft or damage to Tenant’s Personal Property, including all rights (by way of subrogation or

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

otherwise) of recovery, Claims, actions or causes of action arising out of the negligence or willful misconduct of Landlord or Landlord’s Employees, agents or contractors, which loss or damage is (or would have been, had the insurance required by this Lease been maintained) covered by insurance. In addition, Landlord shall cause its insurance carrier(s) and any other party claiming through or under such carrier(s), by way of subrogation or otherwise, to waive any and all rights of recovery, claim, action or causes of action against Tenant for any loss of or damage to or loss of use of the Premises (including, without limitation, the Data Center and any other Improvements), or any contents thereof, including all rights (by way of subrogation or otherwise) of recovery, Claims, actions or causes of action arising out of the negligence of Tenant or Tenant’s employees, agents, contractors or invitees, which loss or damage is (or would have been, had the insurance required by this Lease been maintained) covered by insurance.

12. Tenant Events of Default; Landlord Remedies.

A. Tenant Events of Default. The occurrence of any of the events listed below will constitute an “Event of Default” by Tenant under this Lease:

(i) Tenant fails to pay Base Rent, any Additional Rent or Impositions when due, and such failure continues for more than 30 days after Landlord gives written notice to Tenant of such failure;

(ii) Tenant fails to discharge any lien against the Premises or the Building in accordance with Section 7.C;

(iii) Tenant fails to maintain in force all policies of insurance required by this Lease or fails to provide Landlord with evidence of such insurance, and either of such failures continues for more than 7 days after Landlord gives Tenant written notice of such failure;

(iv) (1) Tenant or any guarantor of this Lease is bankrupt (which, in the case of an involuntary proceeding, is not permanently discharged, dismissed, stayed, or vacated, as the case may be, within 60 days of commencement); (2) a receiver, custodian, or trustee is appointed for the Premises or for all or substantially all of the assets of Tenant or of any guarantor of this Lease, which appointment is not vacated within 60 days following the date of such appointment; or (3) Tenant or any guarantor of this Lease becomes insolvent or makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors;

(v) Tenant fails to: (1) cease business operations within the Premises by the Expiration Date; (ii) promptly commence the Removal and Restoration Work (as defined in Section 24) following the occurrence of the Expiration Date and thereafter diligently and continuously pursue the Removal and Restoration Work to completion in accordance with the terms and conditions of Section 24 or (3) complete the Removal and Restoration

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Work on or before the first anniversary of the Expiration Date (without regard to events of Force Majeure) in accordance with the terms and conditions of Section 24; and

(vi) Tenant fails to perform or observe any other term of this Lease and such failure continues for more than thirty (30) days after Landlord gives Tenant written notice of such failure, or, if such failure cannot be corrected within such thirty (30) day period, if Tenant does not commence to correct such default within said thirty (30) day period and thereafter diligently prosecute the correction to completion within a reasonable period of time.

(vii) Landlord’s Remedies. Upon the occurrence of any Event of Default by Tenant, Landlord may, at Landlord’s option, without any demand or notice whatsoever (except as expressly required in this Section 12.B):

(i) Give Tenant notice of termination, in which event (1) this Lease will terminate on the date specified in such notice and all rights of Tenant under this Lease and to the Premises will terminate, and Tenant will remain liable for all obligations under this Lease arising up to the date of such termination, together with Tenant’s obligations to perform the Restoration Work; and (2) Tenant will surrender the Premises to Landlord on the date specified in such notice.

(ii) Terminate this Lease as provided in Section 12.B(i) and recover from Tenant all damages Landlord may incur by reason of Tenant’s default, including, without limitation, an amount which, at the date of such termination, is calculated as follows (and which will be immediately due and payable):

1. The positive difference, if any, of: (a) the Base Rent, Additional Rent and all other sums which would have been payable hereunder by Tenant for the period commencing with the day following the date of such termination and ending with the scheduled Expiration Date had this Lease not been terminated (the “Remaining Term”), minus (b) the aggregate reasonable rental value of the Premises for the Remaining Term (which positive difference, if any will be discounted to present value at the Treasury Yield for the Remaining Term); plus

2. The costs of recovering possession of the Premises and all other expenses incurred by Landlord due to Tenant’s default, including, without limitation, the cost of performance of the Removal and Restoration Work and all reasonable and actual attorneys’ fees, paralegal fees, disbursements and mediation, arbitration and court costs and expenses, including litigation through all trial and appellate levels (collectively, “Legal Costs”); plus

3. The unpaid Base Rent and Additional Rent owed as of the date of termination plus any interest and late fees due hereunder, plus other amounts owing on the date of termination by Tenant to Landlord under this Lease or in connection with the Premises.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

(iii) Without terminating this Lease, in its own name but as agent for Tenant, enter into and upon and take possession of the Premises or any part thereof. Any property remaining in the Premises may be removed and stored at the cost of, and for the account of, Tenant without Landlord becoming liable for any loss or damage which may be occasioned thereby unless caused by Landlord’s gross negligence. Thereafter, Landlord may, but will not be obligated to (except as required to meet any duty to mitigate its damages in accordance with applicable law), lease to a third party the Premises or any portion thereof upon such terms and conditions as Landlord may deem or desirable in order to relet the Premises, but without relieving Tenant of its liability. The remainder of any rentals received by Landlord from such reletting (after the payment of any indebtedness due hereunder from Tenant to Landlord, and the payment of any costs and expenses of such reletting), will be held by Landlord to the extent of and for application in payment of future rent owed by Tenant, if any, as the same may become due and payable hereunder. If the rentals received from such reletting will at any time be less than sufficient to pay to Landlord the entire sums then due from Tenant hereunder, Tenant will pay any such deficiency to Landlord. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for any such previous default, provided same has not been cured.

(iv) Pursue such other remedies as are available at law or equity.

13. Landlord Events of Default; Tenant Remedies.

i.
Notice. If Landlord fails to perform or observe or otherwise breaches any term of this Lease and such failure shall continue for more than 30 days after Tenant gives Landlord written notice of such failure, or, if such failure does not arise out of a failure by Landlord to pay a sum of money and cannot reasonably be corrected within such 30-day period, if Landlord does not commence to correct such default within such 30-day period and thereafter diligently prosecute the correction of same to completion within a reasonable time, a “Landlord Event of Default” shall exist under this Lease.

ii.
Tenant’s Right to Cure. Upon the occurrence of a Landlord Event of Default, Tenant may at Tenant’s option, cure the Landlord Event of Default and the actual cost of such cure shall be payable by Landlord to Tenant within 30 calendar days after written demand; provided, however, that if a failure by Landlord to perform or observe any term of this Lease gives rise to circumstances or conditions which constitute an emergency threatening human health or safety or substantial damage to the Premises or Tenant’s personal property, or materially impeding the conduct of the business of Tenant at the Premises, Tenant shall be entitled to take immediate curative action (prior to the expiration of any notice and cure period set forth above) to the extent necessary to eliminate the emergency.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

iii.
Reimbursement of Costs. All costs incurred by Tenant hereunder must be reasonable in amount and reasonably incurred and must not exceed the scope of the Landlord Event of Default in question; and if such costs are chargeable as a result of labor or materials provided directly by Tenant, rather than by unrelated third parties, the costs shall not exceed the amount which would have been charged by a qualified third party unrelated to Tenant. All work performed by Tenant must be of first-class quality. Such costs must be reasonably documented and copies of such documentation must be delivered to Landlord with the written demand for reimbursement. If Tenant elects to exercise its self-help right, as provided in this Section 13.C, such right is intended to be the exclusive remedy available to Tenant with respect to the Landlord Event of Default and once Landlord has reimbursed Tenant for the permissible cost of curing the Landlord Event of Default, Landlord shall no longer be deemed to be in default under this Lease with respect to the Landlord Event of Default that was the subject of the cure. Nothing contained in this Section 13.C shall create or imply the existence of any obligation by Tenant to cure any Landlord Event of Default.

14. Landlord Liability. No owner of the Premises, whether or not named herein, will have liability under this Lease after it ceases to hold title to the Premises. Neither Landlord nor any employee, representative, officer, director, security holder, manager, equity holder, trustee, partner or principal of Landlord, whether disclosed or undisclosed, will have any personal liability with respect to any of the provisions of this Lease. In the event Landlord is in breach or default with respect to Landlord’s obligations or otherwise under this Lease, Tenant will look solely to the equity of Landlord in the Premises for the satisfaction of Tenant’s remedies. Landlord’s liability under the terms, covenants, conditions, warranties and obligations of this Lease will in no event exceed Landlord’s equity interest in the Premises.

15. Subordination to Mortgages; Estoppel Certificates. Landlord shall have the unrestricted right to mortgage its fee or ground leasehold interest in the Premises. Subject to the terms of the last sentence of this Section 15, Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently affecting the Premises, and to renewals, modifications, refinancings and extensions thereof (collectively, a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee.” This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination agreement in favor of the Mortgagee. Tenant agrees, promptly after submission, to execute, acknowledge and deliver any amendment to this Lease or other agreement requested by any fee or ground leasehold Mortgagee, provided that such amendment or other agreement does not decrease Landlord’s obligations in any manner whatsoever or decrease Tenant’s rights or increase Tenant’s obligations pursuant to this Lease (other than as to ministerial matters, such as sending copies of notices to the Mortgagee). In lieu of having the Mortgage be superior to this Lease, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. If requested by a successor-in-interest to all or a part of Landlord’s interest in this Lease, Tenant shall, without charge, attorn to the successor-in-interest. Tenant shall, within 10 Business Days after receipt of a written request from Landlord, execute and deliver to Landlord and/or its designee an estoppel certificate to those parties as are reasonably

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

requested by Landlord (including a Mortgagee or prospective purchaser). The estoppel certificate shall include a statement certifying that this Lease is unmodified (except as identified in the estoppel certificate) and in full force and effect, describing the dates to which Rent and other charges have been paid, representing that, to Tenant’s knowledge, there is no default (or stating with specificity the nature of the alleged default) and certifying other matters with respect to this Lease that may reasonably be requested. Notwithstanding anything to the contrary contained hereinabove, Tenant shall not be required to subordinate or to execute any subordination document, unless the party seeking such subordination executes a document which includes a commercially reasonably non-disturbance agreement (“SNDA”) stating substantially that, so long as Tenant is not in default under this Lease beyond any applicable notice and cure periods, Tenant’s right to possession of the Premises shall not be disturbed. Simultaneously with the execution of this Lease and as a condition to the effectiveness of this Lease, Landlord shall deliver to Tenant an SNDA executed by Landlord’s current Mortgagee in a form reasonably acceptable to Tenant and such Mortgagee.

16. Hazardous Substances.

A. Compliance with Laws. Tenant will conduct all the activities of Tenant and Tenant’s Affiliates, at the Project in compliance with Environmental Laws.

B. Permits. Tenant covenants that it will obtain prior to commencement of construction of the Data Center, all permits, licenses or approvals required by any applicable Environmental Laws necessary for Tenant’s operation of its business at the Premises for the Permitted Use.

C. Use of Hazardous Substances. Tenant will not cause or permit any Hazardous Substances to be brought upon, kept or used at the Premises without the prior written approval of Landlord; provided, however, that the approval of Landlord will not be required for the use of cleaning supplies, toner for photocopying machines and other similar materials, in containers and quantities reasonably necessary for and consistent with ordinary office use or routine janitorial service, or the use of Hazardous Substances reasonably required for the operation of Tenant’s business for the Permitted Use, provided that in no event shall Tenant cause or permit the use or storage at the Premises of:

(i) radioactive, explosive, highly flammable or biohazardous materials at the Premises or any materials which emit a noticeable odor or fumes;

(ii) any product or material which, under applicable Governmental Requirements, would require any alteration of the Premises (e.g., special safety measures for explosive or highly flammable materials or special security measures for controlled substances);

(iii) bulk quantities of chemicals (which is not intended to prohibit the use or storage of products having one or more chemicals as components, unless such product is otherwise prohibited by the provisions of this Special Stipulation); and

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

(iv) any product or material which, in the reasonable judgment of Landlord, will result in a material increase in the risk of Contamination at the Premises.

Notwithstanding the foregoing, the Parties acknowledge that Tenant utilizes backup power generators that use diesel as fuel and that use and storage of such fuel on the Premises by Tenant shall not be in violation of this Section; provided however, such fuel is stored as required by law.

D. Requirements. In addition to the limitations set forth in Section 23.C above, Landlord’s consent to the use and storage of Hazardous Substances used by Tenant as part of the Permitted Uses is conditioned upon Tenant’s compliance with the following requirements:

(i) Compliance with Laws. All use and storage must at all times be in compliance with all applicable Governmental Requirements, including without limitation, Environmental Laws.

(ii) Permits. Tenant must obtain all necessary permits and approvals required under applicable Environmental Laws and all use and storage must at all times be in compliance with those permits and approvals.

(iii) MSDS Sheets. All use and storage must be conducted in accordance with the Materials Safety Data Sheets which Tenant has provided to Landlord.

(iv) RCRA. Any use or storage may not be conducted in a manner that would cause the Premises to become subject to regulation as a hazardous waste treatment, storage or disposal facility under RCRA or the regulations promulgated thereunder.

(v) RCRA Generator. Any use or storage may not be conducted in a manner as to cause Tenant to become regulated as a generator under RCRA other than as a Conditionally Exempt Small Quantity Generator as defined by RCRA.

E. Intentionally deleted.

F. Release of Hazardous Substances. Tenant will not cause or permit the release of any Hazardous Substances by Tenant or Tenant's Affiliates into the air, water or land, or into the Premises or any adjacent properties in any manner that violates any Environmental Laws. If such release of any Hazardous Substances occurs, Tenant will do the following:

(i) immediately take all steps reasonably necessary to contain and control such release and any associated Contamination;

(ii) investigate and clean up or otherwise remedy such release and any associated Contamination to the extent required by, and take any and all other actions required under, applicable Environmental Laws; and

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

(iii) notify and keep Landlord reasonably informed of such release and response.

G. Hazardous Activities. Tenant will not cause or permit the following to occur:

(i) any activity which would cause the Premises to become subject to regulation as a hazardous waste treatment, storage or disposal facility under applicable Environmental Laws (including, without limitation, RCRA);

(ii) the discharge of Hazardous Substances into the storm sewer system serving the Premises; or

(iii) the installation of any underground storage tank or underground piping on or under the Premises, except as may be necessary for the efficient use of the Improvements, including, but not limited to, the installation of underground water piping for the purpose of cooling the Improvements and the installation of electrical conduit for the purpose of routing electrical conductors.

H. Environmental Indemnity. Tenant will indemnify Landlord and hold Landlord harmless from and against any and all Losses suffered by Landlord (except to the extent arising out of Landlord's own negligence or willful act), by reason of the storage, generation, release, handling, treatment, transportation, disposal, or arrangement for transportation or disposal, of any Hazardous Substances by Tenant or Tenant's Affiliates or by reason of Tenant's breach of any of the provisions of this Section 22. Such Losses will include, without limitation, the following:

(i) Landlord expenses to comply with any Environmental Laws;

(ii) costs that Landlord may incur in studying, remedying, removing, disposing or otherwise addressing any Contamination or Hazardous Substances at or arising from the Premises;

(iii) fines, penalties or other sanctions and any liens or claims, including but not limited to natural resource damages claims, assessed upon Landlord; and

(iv) legal and professional fees and costs incurred by Landlord in connection with the foregoing.

I. Survival. The indemnification obligations of Tenant contained in this Section 23 will survive the Expiration Date.

17. Prevailing Party. In the event of a dispute between Landlord and Tenant regarding the terms of this Lease, including any dispute regarding the enforcement of this Lease or the interpretation of any provision of this Lease, whether arising in a lawsuit filed by either Landlord or Tenant, an arbitration, bankruptcy or otherwise, the prevailing party in such dispute will be entitled to recover from the other its Legal Costs in connection with such dispute.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

18. Notice. If a demand, request, approval, consent or notice (collectively, a “notice”) shall or may be given to either party by the other, the notice shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested, or sent by overnight or same day courier service, at the party’s respective Notice Address(es) set forth in Section 1.S. Each notice shall be deemed to have been received or given on the earlier to occur of actual delivery or the date on which delivery is first refused. Either party may, at any time, change its Notice Address by giving the other party written notice of the new address in the manner described in this Section.

19. Existing Agreements. Tenant shall conduct its operations so as not to interfere with any existing Agreements, Right of Ways, Easements or Leases related to the Premises. Tenant shall not block any roads or interfere with any entities access to any existing Lease, Right of Way or Easement. Landlord may travel on any roads located within the Premises without interference from Tenant. Tenant shall seek agreements from any oil and gas operators or mineral interest owners as are necessary for Tenant to conduct its operations contemplated herein.

20. Caliche and Fill Dirt. Tenant shall purchase exclusively from Landlord all caliche and/or fill dirt from Landlord to be used to construct roads, locations and other facilities on the Subject Lands from Landlord at a price of SEVEN AND 50/100 DOLLARS ($7.50) per yard. Tenant shall notify Landlord no less than five (5) days before any caliche and/or fill dirt is extracted from the surface so that Landlord may be present. Measurement of amount of caliche and/or fill dirt is subject to review by Landlord. All caliche and/or fill dirt used in construction on the Subject Lands, regardless of the source of this caliche is a resource belonging to the surface estate and payment for the total amounts of caliche and/or fill dirt extracted from the surface for use in any construction or operations based on SEVEN AND 50/100 DOLLARS ($7.50) per yard. Unless the quantity and quality of caliche or fill dirt available from Landlord’s property is insufficient for Tenant’s purposes, no caliche or fill dirt shall be brought on the Subject Lands from outside sources without Landlord’s prior written consent. If caliche and fill dirt are brought onto the Premises, Tenant shall pay Landlord at a price of SEVEN AND 50/100 DOLLARS ($7.50) per yard.

21. Water. Tenant shall be prohibited from drilling any water well on the property. However, Tenant shall be permitted to purchase water from third-parties, including those third-parties operating on any Lands owned by the Landlord. Specifically, though not exclusively, Tenant is authorized by Landlord to purchase water from R Rig Energy and to utilize the R Rig Energy’s water pipeline that is located on or near the Land. Furthermore, Tenant is specifically allowed, with the consent of R Rig Energy or its successors or assigns, to connect to R Rig Energy’s water pipeline and divert such water from said pipeline as is specifically allowed by R Rig Energy pursuant to a separate agreement. In doing so, Tenant agrees that it shall not divert or utilize an amount of water from R Rig Energy that is commercially unreasonable.

22. Roads. Tenant shall have the non-exclusive right to use Landlord’s existing roads by paying the one-time sum of FIFTY DOLLARS ($50.00) per rod for such portion of such existing roads that is used by Tenant after the execution of this agreement. Such existing roads are as set forth on Exhibit D attached hereto. Tenant shall have the right to construct a new road only with the prior, express and written consent of Landlord. Tenant shall pay Landlord the one-time sum of SEVENTY-FIVE DOLLARS ($75.00) per rod for all new road construction. All roads constructed by Tenant shall be at all times maintained to a maximum width of 20’, a minimum

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

width of 12’ and a minimum amount of FOUR INCHES (4”) of caliche or crushed limestone base on the road. Landlord may travel on any roads located within the Premises without interference from Tenant.

A speed limit of 30 m.p.h. will be in force and Tenant shall enforce such speed limit. All roads used and damaged by Tenant will be restored by Tenant to a good condition that permits the safe and comfortable travel under ordinary weather conditions by a (2) two-wheel drive passenger car. Driving into pastureland or off road for any reason, including but not limited to avoid mud holes, washouts, or speed bumps is expressly prohibited plus Tenant shall be required to restore the pastureland to its original condition.

All cattle guards and gates, including temporary gates or wired gaps, shall be locked at all times except when actually passing through same. Locks will be clearly labeled by the owner to identify those having access. Further, all cattle guards and gates will remain the property of Landlord upon abandonment of the right-of-way and easement at the sole discretion of Landlord. Subject to the terms of paragraph, Tenant will install and maintain gates at all fence crossings; such gates will be installed in a manner that will not weaken such fences. During all construction and maintenance operations by Tenant on the Premises and as reasonably requested by Landlord, Tenant, at its sole expense, shall maintain a guard presence within the fenced area of the Data Center, which guard is to take the name of each entrant, license number of the driver, company and license plate number, make and model of the vehicle. Tenant may not use the Premises solely as a means to access the surface estate of a third-party land owner without the express written consent of Landlord and of said third party land owner.

23. Restoration Fund. At such time as Tenant constructs any improvement on the premises, Tenant shall pay via a Performance Bond or Letter of Credit, an amount equal to one-tenth (1/10) of the rent paid pursuant to Section 4. on an annual basis for the remainder of the initial Term to serve as a restoration fund (the “Restoration Fund”). In addition, at the time the initial construction, Tenant shall deposit into the Restoration Fund a sum equal to the number or years that the Lease was previously in effect times an amount equal to one-tenth (1/10) of the rent paid pursuant to Section 4. By way of example only, if improvements are completed in year three of the Lease and storage commences in year three, Tenant shall deposit three-tenth (3/10) of the rent paid pursuant to Section 4. into the Restoration Fund in year three, and then one-tenth (1/10) of the rent paid pursuant to Section 4. for each year beginning in year four until a total Restoration Fund equal to the total rent paid for the initial ten (10) year Term exists. In no event shall Tenant ever be required to deposit into the Restoration Fund more than an amount equal to the rent paid for the initial twenty (10) year Term while the Lease is in effect during the initial Term or any renewal terms.

In the event that Tenant does not remove any improvements constructed by it within ninety (90) days of vacating the Premises at the end of the Term or upon earlier termination of the Lease, Landlord may withdraw funds from the Restoration Fund to pay the reasonable cost of removing and disposing of any of the following that may have been placed on the Premises by Tenant: buildings and structures, concrete foundations, and concrete or asphalt roadways, drives and parking areas; provided, however, that no amount shall be withdrawn from the Restoration Fund

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

by Landlord in the event Landlord fails or refuses to consent to Tenant’s removal of such improvements as provided in this Lease. Fill dirt, if any, shall not be removed at the cost of Tenant or by use of the Restoration Funds, unless said fill dirt is contaminated with Hazardous Substances or is not of similar nature to the native soil. Any funds in the Restoration Fund not withdrawn for that purpose within six (6) months of the end of the Term (as may have been renewed or extended) shall be released to Tenant.

In the event that the Lease is terminated within the initial Term or Tenant no longer enjoys possession or use of the Premises for any reason, then Tenant’s obligation to pay into the Restoration Fund shall immediately end.

Cattle. Tenant shall promptly notify Landlord in the event cattle enter the Premises and shall cooperate with Landlord for the removal of such cattle. Tenant’s use of the surface shall be done with the due regard to all other uses of the property and with due regard to the livestock present on such property. Tenant’s activities shall be done in such a manner as to not unreasonably disturb the livestock located on Subject Lands. If any livestock escapes the property as a result of the acts and/or omissions of Tenant, then in addition to other remedies available to Landlord, Tenant shall pay Landlord 100% of the cost and expense incurred in retrieving the escaped Livestock. In addition, if any livestock is killed or injured or lost under circumstances in which a reasonably prudent person would assume it was done by those entering the Subject Lands under authority of Tenant and this Agreement, then in addition to other remedies available to Landlord, Tenant shall pay Landlord the fair market value of such animal, using prevailing rates being paid for such animal in the County where Subject Lands are located, and, with respect to livestock, taking into consideration whether such animal is registered. In the event that any livestock are injured as a result to Tenant’s use, Tenant shall be responsible for 100% of all veterinary bills and expenses related to such injured livestock. In the event that any livestock are killed as a result to Tenant’s use of Subject Lands, Tenant shall pay such owner of the livestock the fair market value of such livestock. The owner of such livestock shall notify Tenant, in writing, of the fair market value of such livestock and such fair market value shall be conclusively presumed to be the fair market value of such livestock unless Tenant provides written notice to such livestock owner of its dispute concerning the value of such livestock within ten (10) business days from the receipt of such written notice. In the event that Tenant’s disputes the fair market value of such livestock, Tenant, at Tenant’s sole expense, shall employ an independent third-party appraiser, reasonably agreed to by the livestock owner to determine the fair market value of such livestock. All compensation for injured, killed, escaped or lost livestock shall be made within ten (10) business days from the determination as to the expenses and fair market value of such livestock. In the event that payment is not made by Tenant to such livestock owner within five (5) business days from the due date of such payment, any unpaid amount shall accrue interest at the lesser of five percent (5%) per annum or the maximum amount provided by law.

Activities. Tenant agrees that Tenant shall bring no firearms, illegal drugs, dogs or illegal or hazardous substances in to the leased property. Tenant’s right of entry upon Landlord’s lands is limited to reasonable times and places for the carrying out the intent of this Agreement, and absolutely no hunting or fishing will be permitted by Tenant or others in the employ of Tenant upon Landlord’s lands; and it is further agreed that neither Tenant nor its agents, servants,

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

employees, contractors nor subcontractors will be permitted to bring firearms, fishing equipment, camping equipment and dogs upon Landlord’s lands, nor shall Tenant be allowed to remove any arrowheads, artifacts and/or any other archeological materials, or any similar cultural/historical objects whatsoever from Landlord’s lands. The contents of any vehicle on the property may be inspected at any time by Landlord or Landlord’s representatives for the purpose of verifying compliance with the provisions of this Agreement and/or Texas Game Laws.

24. Removal and Restoration Work. Upon any surrender, termination or expiration of this Agreement, Tenant shall, within one hundred eighty (180) days thereafter, commence decommissioning the Data Center, which shall include (collectively, the “Removal and Restoration Work”) the removal of the Data Center and all site improvements with the exception of native soils. Upon removal of the Data Center and site improvements, Tenant shall turn the Premises over to Landlord in a level, graded fashion matching the existing surrounding, adjacent elevation as is commercially reasonable and shall be reseeded with one application of native grasses reasonably designated by Landlord. Tenant shall use commercially reasonable efforts to complete the Removal and Restoration Work within eighteen (18) months after it commences decommissioning the Data Center. During the eighteen (18) month decommissioning period, for purposes of Tenant being able to meet the Removal and Restoration Work, Landlord shall grant to Tenant or any Affiliate, or any other entity designated thereby that is involved or intends to be involved in meeting the Removal and Restoration Work, recordable and assignable non-exclusive easements on, under, over and across the Property, for access to and from, and ingress to and egress from, the Data Center. Among other things, such access easements shall contain all of the rights and privileges for access, ingress, egress and roads as are set forth in this Lease.

25. Miscellaneous.

B.
Authority. Landlord and Tenant represent and warrant to each other that they have the full right, power and authority to enter into this Lease without the consent or approval of any other entity or person, and to make these representations, knowing that the other party shall rely thereon. Landlord and Tenant further represent and warrant to each other that their respective signatories to this Lease have the full right, power and authority to act for and on behalf of Landlord and Tenant, as applicable, in entering into this Lease.
C.
Jurisdiction and Venue. In the event that it is necessary to bring suit to enforce the terms of the Lease, the parties hereto agree that any court of competent jurisdiction situated in the County of Ward, Texas shall have venue of such action.
D.
Counterparts. This Lease may be executed in two or more counterparts, including by electronic or PDF signature, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
E.
OFAC. Landlord and Tenant each certifies, represents, warrants and covenants to the other party that it is not acting (and will not act) directly or indirectly, for or on behalf of any of the following, and it is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of: (i) any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist; (ii)

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

any Specially Designated National or Blocked Person; or (iii) any other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control.
F.
Cumulative Rights. All rights, remedies, powers, and privileges conferred hereunder upon the parties hereto (i) will be cumulative, but not restrictive to those given by law, and (ii) will not be (or deemed to be) exclusive of those that may at any time be available Landlord under applicable law.
G.
No Waiver. No failure of Landlord or Tenant to exercise any power given Landlord or Tenant hereunder or to insist upon strict compliance by Landlord or Tenant with its obligations hereunder, and no custom or practice of the parties at variance with the terms hereof will constitute a waiver of Landlord's or Tenant's rights to demand exact compliance with the terms hereof or lessen either party's right to insist upon strict performance of the terms of this Lease. No provision of this Lease will be deemed to have been waived by either party unless such waiver is made in writing by the party making such waiver.
H.
Time Periods. Time is of the essence of this Lease. If the time period by which any right, option or election provided under this Lease must be exercised, or by which any act required hereunder must be performed, expires on a Saturday, Sunday or any Holidays, then such time period will be automatically extended through the close of business on the next regularly scheduled Business Day.
I.
Counterparts. This Lease may be executed in multiple counterparts including by electronic or PDF signature, each of which will constitute an original, but all of which taken together will constitute one and the same agreement.
J.
Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Lease, including all claims (whether in contract or tort) that may be based upon, arise out of or relate to this Lease or the negotiation, execution or performance of this Lease or the transactions contemplated thereby, will be governed by and construed in accordance with the domestic laws of the state where the Premises are located, without giving effect to any choice of law or conflict of law provision or rule (whether of such state or of any other jurisdiction) that would cause the application of laws of any jurisdiction other than such state.
K.
Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, The parties hereto waive trial by jury in any action, proceeding or counterclaim brought by any party against any other party on any matter arising out of or in any way connected with this Lease or the relationship of the parties hereunder.
L.
Force Majeure. Except as may be otherwise expressly set forth in this Lease (including, without limitation, the Work Letter), whenever a period of time is prescribed for the taking of an action by Landlord or Tenant, the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist attacks (including bio-chemical attacks), civil

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”). However, events of Force Majeure shall not extend any period of time for the payment of Rent or other sums payable by either party or any period of time for the written exercise of an option or right by either party. In the event a party claims an event of Force Majeure, such parties shall notify the other party in writing of the underlying facts constituting the event of Force Majeure and the anticipated time such Force Majeure event may extend.

26. EXHIBITS AND SCHEDULES. The following exhibits and schedules attached to this Lease are hereby incorporated herein by this reference.

Exhibit A Legal Description of Land

Exhibit B Work Letter

EXHIBIT C Form Memorandum of Lease

EXHIBIT D Roads

[signatures commence on following page]

Landlord and Tenant have executed this Lease in counterparts as of the date specified below each signature.

LANDLORD:

***

By: /s/ ***
Name: ***
Title: Manager

Date Executed: December 7, 2023

TENANT:

TRINITY MINING GROUP, INC., a Delaware corporation

By: /s/ Parker Handlin
Name: Parker Handlin
Title: Manager

Date Executed: December 7, 2023

[Signature Page to Lease]

Exhibit A

Legal Description of Land

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EXHIBIT B

Work Letter

1.
Construction of Data Center. Tenant shall be responsible, at its sole cost and expense, for the construction and installation of the Data Center in accordance with, and subject to, the terms and conditions of this Work Letter and the Lease. The preliminary plans and specifications and/or drawings for the Data Center are set forth on Schedule B-1 attached hereto and incorporated herein (the “Preliminary Plans”).

2.
Preparation of Plans and Specifications. Tenant, at its sole cost and expense, shall obtain a final and complete set of plans and specifications and construction drawings based on the Preliminary Plans (the “Final Plans”), covering all work to be performed by Tenant in constructing the Data Center. The Final Plans shall be in compliance with all applicable Governmental Requirements. Tenant shall provide Landlord with the Final Plans within five (5) business days of receipt by Tenant. In the event that Tenant deviates from or updates the Final Plans, Tenant shall provide Landlord with such updated or revised set of plans within five (5) Business Days of receipt by Tenant.

3.
Grant of Landlord Easements. Landlord covenants and agrees that it shall reasonably cooperate with Tenant to grant such easements across, under and over the Land as are reasonably required for the construction and operation of the Data Center, including, without limitation, easements for the installation, construction, maintenance, repair and replacement of utility lines, for rights of way and for other means of ingress and egress (collectively, “Landlord Easements”), on the condition, however, that all such Landlord Easements are in a form reasonably acceptable to Landlord and do not: (i) interfere with Landlord’s operation, use and development of its property adjacent to the Land; (ii) materially adversely affect the value of the Land and/or Landlord’s adjacent property; (iii) violate the provisions of any Restrictions in effect as of the Lease Date; and/or (iv) impose any liability on Landlord as the owner of the Land that would continue following the expiration or earlier termination of the Lease. Tenant shall compensate Landlord for such easements at Landlord’s standard rate charges for similar easements. Landlord will reasonably cooperate with Tenant to cause any Mortgagee to consent to and join in the execution of such easements satisfying the foregoing requirements. If Landlord is unwilling, in the exercise of its reasonable discretion, to grant any Landlord Easements that Tenant reasonably believes are required for the construction and operation of the Data Center, Tenant’s sole remedy shall be to terminate this Lease by providing Landlord with written notice within five (5) days of Landlord’s decision not to grant Tenant such easement (the “Termination Notice”). In the event Tenant fails to timely provide Landlord with the Termination Notice, then Tenant shall have waived its right to terminate the Lease pursuant to this Section. Landlord shall reasonably cooperate with Tenant, at no cost to Landlord, in the application for and obtaining of the necessary permits, construction agreements, or other required agreements from relevant governmental or semi-governmental authorities or agencies for the construction, operation, use and maintenance of the Data Center. Tenant shall reimburse Landlord any reasonable and necessary attorney fees incurred in such cooperation. Notwithstanding the foregoing, the Parties acknowledge and agree that Tenant requires non-exclusive access to the Data Center, an exclusive right to construct, operate, maintain, reconstruct, relocate, remove, and/or repair on, under, over and across the Land dry and wet utility services, which shall include electrical, natural gas, telephone, cable and communication utility services and water, sewer and drainage utility services (“Dry and Wet Utility Services”), and that

Tenant shall require third-parties to provide Dry and Wet Utility Services to the Data Center, including, but not limited to, electricity delivery from Oncor Electric Delivery Company LLC (“Oncor”), for which Landlord shall grant the required easements with separate easement forms and additional compensation at Landlord’s standard rate charges for similar easements, except in the instance that said easements are to be provided within the Land. Should Oncor require fee title to that portion of the Land which is to be encumbered by Oncor’s transmission line that shall service the Data Center, Landlord agrees to enter into good faith negotiations with Oncor for same, but shall in no event be under obligation to sell that portion of the Land to Oncor. In the event Tenant requires a septic system, Landlord shall have the right to approve the location and such septic system shall be installed as required by law. In the event Tenant desire to construct a water pit, the Parties shall work together in good faith to locate the water pit a mutually agreeable location. In addition, Landlord shall have the option to retain such water pit upon expiration of the Lease.

4.
TENANT INDEMNITY. TENANT SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS LANDLORD, AND ITS AFFILIATES, SUBSIDIARIES, RELATED ENTITIES AND THE OFFICERS, DIRECTORS, SHAREHOLDERS AND EMPLOYEES THEREOF, AND THE LANDLORD'S ARCHITECT, FROM AND AGAINST ANY AND ALL CLAIMS, LIABILITIES, LOSSES, DAMAGES, COST OR EXPENSE (INCLUDING BUT NOT LIMITED TO REASONABLE ATTORNEYS' FEES ACTUALLY INCURRED), ARISING OUT OF, RESULTING FROM OR OCCURRING IN CONNECTION WITH THE PERFORMANCE OF THE WORK ON THE LAND, AND SPECIFICALLY INCLUDING THAT WHICH IS (i) ATTRIBUTABLE TO ANY BODILY OR PERSONAL INJURY, SICKNESS, DISEASES OR DEATH OF ANY PERSON OR ANY DAMAGE OR INJURY TO OR DESTRUCTION OF REAL OR PERSONAL PROPERTY (OTHER THAN THE WORK ITSELF), AND (ii) CAUSED IN WHOLE OR IN PART BY ANY NEGLIGENT, STRICT LIABILITY OR OTHER ACT OR OMISSION OF TENANT, ANY PERSON ENGAGED BY TENANT IN CONNECTION WITH THE PROJECT, THEIR RESPECTIVE AGENTS OR EMPLOYEES OTHER THAN THE NEGLIGENT, STRICT LIABILITY OR OTHER ACT OR OMISSION OF A PARTY OR PARTIES INDEMNIFIED HEREUNDER. THE FOREGOING INDEMNIFICATION OBLIGATION BY TENANT SHALL NOT BE LIMITED IN ANY WAY BY ANY LIMITATION ON THE AMOUNT OR TYPE OF DAMAGES, COMPENSATION OR BENEFITS PAYABLE UNDER WORKERS' OR WORKERS' COMPENSATION ACTS, DISABILITY BENEFIT ACTS OR OTHER EMPLOYEE BENEFIT ACTS.

EXHIBIT C

Form Memorandum of Lease

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EXHIBIT D

Depiction of Roads

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